EXHIBIT 23.1

CONSENT OF MARCUM LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Alliance Fiber Optic Products, Inc. on Form S-8 of our report dated March 18, 2011, with respect to our audit of the consolidated financial statements of Alliance Fiber Optic Products, Inc. as of December 31, 2010 and for the year then ended appearing in the Annual Report on Form 10-K of Alliance Fiber Optic Products, Inc. for the year ended December 31, 2010.

/s/ Marcum LLP

Marcum LLP
San Francisco, California
September 2, 2011